OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA

CERTIFICATE OF DESIGNATION

WHEREAS, *the Certificate of Designation of*

FULLNET COMMUNICATIONS, INC.

has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.

NOW THEREFORE, I, *the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.*

IN TESTIMONY WHEREOF, I *hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.*

Filed in the city of Oklahoma City this 3rd day of June, 2013.

Secretary of State

FILED - Oklahoma Secretary of State #1900552500 06/03/2013

06/03/2013 09:51 AM
OKLAHOMA SECRETARY OF STATE

SOS

21938380003

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

FULLNET COMMUNICATIONS, INC.

Pursuant to Section 1032 of the General Corporation Law of the State of Oklahoma

FullNet Communications, Inc., an Oklahoma corporation (the "Corporation"), certifies that pursuant to the authority contained in Article Fifth of its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 1032 of the General Corporation Law of the State of Oklahoma, its Board of Directors (the "Board") has adopted the following resolution creating a series of its Preferred Stock designated as Series A Convertible Preferred Stock:

1. Designation Amount. The shares of such series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock") and the number of shares constituting such series shall be One Million Two Hundred Thousand (1,200,000).

2. Dividend Rights.

(A) The holders of shares of the Series A Convertible Preferred Stock are entitled to receive, when and as declared by the Board of Directors, dividends in cash in the amount of **ONE CENT** ($0.01) per share per annum through December 31, 2016, **FIVE CENTS** ($0.05) per share per annum through December 31, 2017, **SIX CENTS** ($0.06) per share per annum through December 31, 2018, **SEVEN CENTS** ($0.07) per share per annum through December 31, 2019, **EIGHT CENTS** ($0.08) per share per annum through December 31, 2020, **NINE CENTS** ($0.09) per share per annum through December 31, 2021, **TEN CENTS** ($0.10) per share per annum through December 31, 2022, **ELEVEN CENTS** ($0.11) per share per annum through December 31, 2023, and **TWELVE CENTS** ($0.12) per share per annum thereafter, payable within 90 days following the 31st day of December each year on such date as determined by the Board. Dividends on shares of the Series A Convertible Preferred Stock are cumulative from the Date of Accrual (as defined below) with respect to the shares (whether or not there will be net profits or net assets of the Corporation legally available for payment of such dividends) so that, if at any time Full Cumulative Dividends (as defined below) upon the Series A Convertible Preferred Stock to the end of the last completed dividend period will not have been paid, or declared and a sum sufficient for payment thereof set apart, the amount of the deficiency in the dividends will be fully paid, but without interest, before any dividend will be declared or paid or any other distribution ordered or made upon, or any purchase or redemption made of, any stock ranking as to dividends or upon liquidation junior to the Series A Convertible Preferred Stock (other than a dividend payable in junior stock, or a purchase or redemption made by issue or delivery of the junior stock); provided, however, that any moneys deposited in any sinking fund with respect to any preferred stock or preference stock of the

Corporation in compliance with the provisions of the sinking fund may thereafter be applied to the purchase or redemption of such preferred stock or preference stock in accordance with the terms of the sinking fund regardless of whether at the time of the application Full Cumulative Dividends upon shares of the Series A Convertible Preferred Stock outstanding to the end of the last completed dividend period will have been paid or declared and set apart for payment. All dividends declared upon the shares of the Series A Convertible Preferred Stock and any other preferred stock or preference stock ranking on a parity as to the dividend with the Series A Convertible Preferred Stock will be declared pro rata, so that the amounts of dividends declared per share on the Series A Convertible Preferred Stock and the other preferred stock and preference stock will in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series A Convertible Preferred Stock and the preference stock bear to each other. Holders of shares of the Series A Convertible Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of Full Cumulative Dividends. As used herein the term "Date of Accrual", as to any shares of Series A Convertible Preferred Stock, means the date on which the shares in question were issued. The term "Full Cumulative Dividends" means (whether or not in any dividend period, or any part of it, in respect of which the term is used there will have been net profits or net assets of the Corporation legally available for payment of such dividends) that amount which will be equal to dividends at the full rate fixed for the Series A Convertible Preferred Stock provided in this Section 2 for the period of time elapsed from the Date of Accrual to the date as of which Full Cumulative Dividends are to be computed (including an amount equal to the dividend at the rate for any fraction of a dividend period included in the period of time calculated on the basis of a 360-day year of 12 30-day months); and

(B) Beginning January 1, 2017, the Board of Directors of the Corporation may elect to make any required dividend payment with unregistered Common Stock in lieu of cash. The unregistered Common Stock shall be valued for this purpose at the average of the daily high and low trade prices for the twenty (20) trading days prior to date of the dividend payment. For purposes of this Section 2, a trading day is a day on which the New York Stock Exchange shall not be closed for purposes of trading of securities during normal business hours.

3. Voting Rights. The Series A Convertible Preferred Stock shall be non-voting, except:

(A) The consent of the holders of at least a majority of the outstanding shares of the Series A Convertible Preferred Stock, voting separately as a single class in person or by proxy, at a special or annual meeting of shareholders called for the purpose, or by written consent as set forth in Section (c) of Article Tenth of the Corporation's Amended and Restated Certificate of Incorporation dated June 3, 2013, shall be necessary to amend the Certificate of Incorporation, including the provisions of this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, in any manner which would materially alter the expressed rights and preferences of the Series A Convertible Preferred Stock contained in the Certificate. Notwithstanding the foregoing or anything herein to the contrary, no approval by the holders of the Series A Convertible Preferred Stock, voting as a class, shall be required for (i) the approval of any amendment which effects the division of the Series A Convertible Preferred Stock into a greater number of shares or creates other series of Preferred Stock, which may be senior or junior to, or on

parity with, the Series A Convertible Preferred Stock, (ii) the approval of any action concerning the issuance or sale by the Corporation of its Common Stock, or (iii) the approval of the Corporation incurring any debt, whether secured or unsecured, and issuing any debt or security instruments;

(B) In the event that the Corporation fails, for any reason, to make a Dividend payment as set forth in Section 2. Dividends, each share of Series A Convertible Preferred Stock shall thereafter be entitled to two votes upon any matter that the holders of the Common Stock are entitled to vote; and

(C) The holders of Series A Convertible Preferred Stock shall have no voting rights except as expressly granted in this Section 3.

4. <u>Redemption Rights</u>.

(A) *Redemption by Corporation.* The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the outstanding Series A Convertible Preferred Stock, at any time or from time to time, after the date hereof, upon at least 30-days' prior written notice to the holders of record of the Series A Convertible to be redeemed, by paying the Redemption Price per share, hereinafter defined, plus all accrued and unpaid dividends thereon, at the date fixed for redemption, without interest, in cash, for each share of Series A Convertible Preferred Stock so redeemed. The Redemption Price shall be **<u>ONE DOLLAR</u>** ($1.00) per share. The Board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which and the terms and conditions upon which the Series A Convertible Preferred Stock shall be redeemed at any time and from time to time. The notice of redemption to each shareholder whose shares of Series A Convertible Preferred Stock are to be redeemed shall specify the number of shares of Series A Convertible Preferred Stock of such shareholder to be redeemed, the date fixed for redemption and the redemption price at which the shares of Series A Convertible Preferred Stock are to be redeemed, and shall specify where payment of the redemption price is to be made upon surrender of such shares, shall state the conversion rate then in effect, and the that conversion rights of such shares shall terminate at the closing of business on the date fixed for redemption; and

(B) *Redemption after Change of Control.* At any time after a Change of Control of the Corporation as defined herein, upon at least 5-days' prior written notice to the Corporation, the holders of Series A Convertible Preferred Stock shall have the right, at the election of a majority of the holders, to require the Corporation to redeem all of the Series A Convertible Preferred Stock or from time to time a specified number of shares of the Series A Convertible Preferred Stock by paying in cash to the holders of Series A Convertible Preferred Stock the Redemption Price per share plus all accrued and unpaid dividends thereon at the date fixed by the holders for redemption, without interest.

(C) *Change of Control Defined.* For purposes of this Section, each of the following specified events shall be deemed a "change of control": (i) any third person, including a "group" as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as

amended, becomes the beneficial owner of shares of the Corporation or of proxies or other rights pertaining to the Corporation which carry 25 percent or more of the total number of votes for the election of the Board of Directors of the Corporation or with respect to a merger, consolidation or sale; (ii) as result of, or in connection with, any cash tender offer, merger, or other business combination of the foregoing, the persons who were directors of the Corporation immediately prior to such event cease to constitute a majority of the Board of Directors of the Corporation; (iii) the approval of an agreement providing either for a transaction or series of transactions by which the Corporation will cease to be an independent publicly-owned company or for a sale, lease or other disposition of all or substantially all of the assets of the Corporation; or (iv) following any public offering of securities of the Corporation during any period of 24 consecutive months the persons who were members of the Corporation's Board of Directors at the commencement of the period cease for any reason to constitute a majority of the Corporation's Board of Directors.

5. Liquidation Rights. Upon any liquidation, dissolution, or winding up of the Corporation, no distribution shall be made (A) to the holders of stock ranking junior to the Series A Convertible Preferred Stock unless, prior thereto, the holders of Series A Convertible Preferred Stock shall have received an amount in cash equal to **ONE DOLLAR** ($1.00) per share plus all accrued and unpaid dividends thereon, or (B) to the holders of stock ranking on a parity with the Series A Convertible Preferred Stock, unless distributions are made ratably on the Series A Convertible Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution, or winding up.

6. Conversion Rights. The holders of the Series A Convertible Preferred shall have the following rights with respect to the conversion of the Series A Convertible Preferred into unregistered shares of Common Stock (the "Conversion Rights"):

(A) *Optional Conversion.* Each holder of the Series A Convertible Preferred shall have the right to convert the Series A Convertible Preferred shares, at such holder's option, at any time, into unregistered shares of Common Stock of the Corporation at the conversion rate of **ONE** (1) share of unregistered Common Stock for each share of Series A Convertible Preferred.

(B) *Mechanics of Conversion.* Upon conversion of the Series A Convertible Preferred into shares of unregistered Common Stock pursuant to Section 6(A), the holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Convertible Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of unregistered Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Convertible Preferred to be converted, and the person entitled to receive the shares of unregistered Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of unregistered Common Stock on such date.

(C) *Adjustments for Stock Splits or Combinations.* If the Corporation shall at any time or from time to time after the date that the first share of Series A Convertible Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Series A Convertible Preferred conversion rate in effect immediately before that subdivision shall be adjusted proportionally for that event. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series A Convertible Preferred conversion rate in effect immediately before the combination shall not be adjusted for that event.

(D) *Adjustment for Common Stock Dividends and Distributions.* If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event each share of the Series A Convertible Preferred shall be entitled to receive such dividend or distribution in an amount per share equal to the amount per share of Common Stock issuable upon conversion of the Series A Convertible Preferred.

(E) *Adjustment for Reclassification, Exchange and Substitution.* In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Corporation with or into another corporation (other than a merger with a subsidiary in which merger the Corporation is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon conversion) or in case of any sale, lease or conveyance to another corporation of the property of the Corporation as an entirety, the Corporation shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holder of the Series A Convertible Preferred shall have the right thereafter by converting the Series A Convertible Preferred, to acquire the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been obtained upon conversion of the Series A Convertible Preferred immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. The foregoing provisions of this section shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

(F) *Fractional Shares.* No fractional shares of unregistered Common Stock shall be issued upon conversion of Series A Convertible Preferred. All shares of unregistered Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Convertible Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the unregistered Common Stock's fair market value (as determined by the Board) on the date of conversion.

(G) *Reservation of Stock Issuable Upon Conversion.* The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred.

(H) *Notices.* Any notice required by the provisions of this Section 6 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex, e-mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(I) *Payment of Taxes.* The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of unregistered Common Stock upon conversion of shares of Series A Convertible Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of unregistered Common Stock in a name other than that in which the shares of Series A Convertible Preferred so converted were registered.

7. Reacquired Shares. Any shares of the Series A Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, with the right to reissue

8. Notices of Corporate Action. In the event of:

(A) Any taking by the Corporation of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a dividend payable solely in cash or shares of Common Stock) or other distribution, or any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

(B) Any capital reorganization, reclassification or recapitalization of the Corporation (other than a subdivision or combination of the outstanding shares of its Common Stock), any consolidation or merger involving the Corporation and any other person (other than a consolidation or merger with a wholly-owned subsidiary of the Corporation, provided that the Corporation is the surviving or the continuing corporation and no change occurs in the Common Stock), or any transfer of all or substantially all the assets of the Corporation to any other person; or

(C) Any voluntary or involuntary dissolution, liquidation or winding up of the Corporation:

then, and in each such case, the Corporation shall cause to be mailed to each transfer agent for the shares of the Series A Convertible Preferred Stock and to the holders of the outstanding shares of the Series A Convertible Preferred Stock, at least 20 days (or 10 days in the case of any event specified in clause (A) above) prior to the applicable record or effective date hereinafter specified, a notice stating (i) the date or expected date on which may such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right or (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up. The failure to give any notice required by this Section 7, or any defect therein, shall not affect the legality or validity of any such action requiring such notice, except as may otherwise be provided herein.

IN WITNESS WHEREOF, FullNet Communications, Inc. has caused this Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock to be duly executed by its President and attested to by it Secretary this 3rd day of June, 2013.

FULLNET COMMUNICATIONS, INC.

By:______________________
Timothy J. Kilkenny, CEO

Attest:

____
Roger P. Baresel, Secretary